Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of Deutsche Investment Trust on Form N-1A (“Registration Statement”) of our report dated November 20, 2015, relating to the financial statements and financial highlights which appear in the September 30, 2015 Annual Report to Shareholders of Deutsche Small Cap Core Fund. We also consent to the references to us under the headings "Financial Highlights” and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Boston, Massachusetts

May 25, 2016